Sheet1

CMA Government Securities Fund
File Number: 811-3205
CIK Number: 353480
For the Period Ending: 3/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/28/2002	$ 5,000	U.S. Treasury Bills	1.655%	03/21/2002
02/28/2002	50,000	U.S. Treasury Bills	1.655	03/21/2002

Last Updated on 05/23/2002
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